The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus, prospectus supplement, index supplement and tax supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated April 28, 2026

PROSPECTUS Dated April 8, 2026	Pricing Supplement No. 15,675 to
PROSPECTUS SUPPLEMENT Dated April 8, 2026	Registration Statement Nos. 333-293641; 333-293641-01
INDEX SUPPLEMENT Dated April 8, 2026
TAX SUPPLEMENT Dated April 8, 2026	Dated April , 2026
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Auto-Callable Trigger PLUS due May 5, 2031
Based on the Performance of an Unequally Weighted Basket Composed of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Auto-Callable Trigger PLUS due May 5, 2031 Based on the Performance of an Unequally Weighted Basket Composed of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index, which we refer to as the securities, do not guarantee the payment of interest or the repayment of any principal amount. The securities will be automatically redeemed if the basket value on the first determination date is greater than or equal to the initial basket value, for an early redemption payment of $1,150 per security. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final basket value is greater than or equal to the initial basket value, investors will receive the stated principal amount of their investment plus a return reflecting 161.50% of the upside performance of the basket. If the securities are not automatically redeemed prior to maturity and the final basket value is less than the initial basket value but greater than or equal to 75% of the initial basket value, which we refer to as the downside threshold level, investors will receive the stated principal amount of their investment. However, if the securities are not automatically redeemed prior to maturity and the final basket value is less than the downside threshold level, investors will be exposed to the decline in the value of the basket on a 1-to-1 basis and will receive a payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. These long-dated securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment if the basket value closes at or above the initial basket value on the first determination date or the potential upside exposure to the basket components at maturity. The basket is composed of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index (collectively, the “basket”). We refer to each index individually as a “basket component” and collectively as the “basket components.” The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

●The stated principal amount and original issue price of each security is $1,000.

●If the basket value is greater than or equal to the initial basket value on the first determination date, on May 7, 2027, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date, as set forth under “Terms–Determination Dates, Early Redemption Date and Early Redemption Payment” below. The early redemption payment will be an amount in cash per stated principal amount of $1,150.

●At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

oif the final basket value is greater than or equal to the initial basket value, the sum of (i) the stated principal amount and (ii) the stated principal amount multiplied by the basket percent change and 161.50%, or oif the final basket value is less than the initial basket value but is greater than or equal to the downside threshold level, $1,000, or oif the final basket value is less than the downside downside threshold level, (i) the stated principal amount multiplied by (ii) the basket performance factor.

Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero.

●The basket percent change will equal the final basket value minus the initial basket value divided by the initial basket value.

●The basket performance factor will equal the final basket value divided by the initial basket value.

●The basket value on any day equals the sum of the products of (i) the index closing value for each basket component on such day and (ii) the multiplier for such basket component on such day.

●The basket is unequally weighted and the initial basket value will be 100. The fractional amount of each basket component included in the basket will be set at a multiplier based upon such basket component’s percentage weighting within the basket and index closing value on April 30, 2026, the day we price the securities for initial sale to the public, which we refer to as the pricing date. The multiplier for each basket component will remain constant for the term of the securities.

●The downside threshold level will be equal to 75, which is 75% of the initial basket value.

●The final basket value will equal the basket value on April 30, 2031, which we refer to as the final determination date, subject to adjustment for non-index business days and certain market disruption events.

●The initial index value for each basket component will equal the index closing value of such basket component on the pricing date.

●Investing in the securities is not equivalent to investing in the basket or the basket components.

●The maturity date and each early redemption date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events. No adjustment will be made to any payment made on a postponed date.

●The securities will not be listed on any securities exchange.

●The estimated value of the securities on the pricing date is approximately $963.40 per security, or within $40.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

●The CUSIP number for the securities is 61781FLJ0. The ISIN for the securities is US61781FLJ02.

●You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions	Proceeds to Us(3)
Per security	$1,000	$15(1)	$982.30
		$2.70(2)
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15 for each security they sell. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.70 for each Security

(3)See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-31.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Auto-Callable Trigger PLUS due May 5, 2031 Based on the Performance of an Unequally Basket Composed of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus, prospectus supplement, index supplement and tax supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of the basket of five indices. Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo current income in exchange for the possibility of receiving an early redemption payment if the basket value closes at or above the initial basket value on the first determination date and the potential upside exposure to the basket components. The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to our credit risk.

Each security costs $1,000

We are offering the Auto-Callable Trigger PLUS due May 5, 2031 Based on the Performance of an Unequally Weighted Basket Composed of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index (the “securities”). The stated principal amount and original issue price of each security is $1,000.

The original issue price of each security includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $963.40, or within $40.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity

Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal amount at maturity. As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final basket value has declined below 75% of the initial basket value, you will be exposed to the decline in the basket value on a 1-to-1 basis, and your payment at maturity will represent a loss of at least 25% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The initial basket value will be equal to 100

The basket is unequally weighted, and the initial basket value will be equal to 100. The multiplier for each basket component is a fraction of a share calculated so that each basket component will be reflected in the predetermined initial basket value in accordance with its percentage weighting within the basket of 100 based on the index closing values of the basket components on the pricing date. The multiplier for each basket component will remain constant for the term of the securities. See “Basket Components” below.

The securities will be automatically redeemed if the basket value on the first determination date is greater than or equal to the initial basket value

If the basket value on the first determination date, on May 7, 2027, is greater than or equal to the initial basket value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will be an amount of cash equal to $1,150 per security. See “Determination Dates, Early Redemption Date and Early Redemption Payment” below. No further payments will be made on the securities once they have been redeemed.

Each determination date is subject to postponement for non-index business days and certain market disruption events as described under “Terms—Determination Dates.”

If the securities are not redeemed prior to maturity, the payment at maturity will

At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash based upon the performance of the basket over the term of the vary depending on the performance of the basket

securities. The payment at maturity will be determined as follows:

●if the final basket value is greater than or equal to the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: the sum of (i) the stated principal amount and (ii) the stated principal amount multiplied by the basket percent change and 161.50%, where,

initial basket value = 100, which will be equal to the sum of the products of (i) the index closing value of each basket component on the pricing date, and (ii) the multiplier for such basket component on such date, and final basket value = The basket value on the final determination date, and basket value = The basket value on any day equals the sum of the products of (i) the index closing value for each basket component on such day and (ii) the multiplier for such basket component on such day, and basket percent change = The final basket value minus the initial basket value divided by the initial basket value, as expressed by the following formula:

final basket value – initial basket value

initial basket value

multiplier = The multiplier for each basket component will be set on the pricing date, based on such basket component’s index closing value on such date so that each basket component will be reflected in the predetermined initial basket value in accordance with its percentage weighting within the basket. The multiplier for each basket component will remain constant for the term of the securities.

●If the final basket value is less than the initial basket value, but is greater than or equal to the downside threshold level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: $1,000, where,

downside threshold level = 75, which is 75% of the initial basket value, and

●If the final basket value is less than the downside threshold level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: (i) the stated principal amount multiplied by (ii) the basket performance factor.

where,

basket performance factor = The final basket value divided by the initial basket value, as expressed by the following formula:

final basket value

initial basket value

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 by an amount proportionate to the full decrease in the value of the basket and will represent a loss of at least 25%, and possibly all, of your investment.

All payments on the securities are subject to our credit risk.

The basket

The table sets forth the Bloomberg ticker symbol for each basket component and the percentage of the initial basket value represented by such basket component. The initial index value and the multiplier for each basket component will be determined on the pricing date and will be set forth in the final pricing supplement.

Basket Component	Bloomberg Ticker Symbol*	Percentage of Initial Basket Value	Initial Index Value**	Multiplier**
EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40%
Nikkei Stock Average (the “NKY Index”)	NKY	25%
FTSE® 100 Index (the “UKX Index”)	UKX	17.5%
Swiss Market Index® (the “SMI Index”)	SMI	10%
S&P®/ASX 200 Index (the “AS51 Index”)	AS51	7.5%

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each Basket Component, the Initial Index Value and the Multiplier will be determined on the Pricing Date and will be set forth in the final pricing supplement.

The multiplier for each basket component is a fraction of a share calculated so that each basket component will be reflected in the predetermined initial basket value in accordance with its percentage weighting within the basket of 100 based on the index closing values of the basket components on the pricing date.

The multiplier for each basket component will remain constant for the term of the securities.

A negative or lesser positive performance by one of the basket components could wholly or partially offset the positive performance of the other basket component.

For further information on each of the basket components, please see the sections of this pricing supplement entitled “Additional Information About the Securities—The EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index”. You can review the historical index closing values for each of the basket components for each calendar quarter in the period from January 1, 2021 through April 27, 2026 in “Additional Information About the Securities––Historical Information” beginning on PS-29. The historical performance of the five basket components cannot be taken as an indication of future performance of the basket components.  You cannot predict the future performance of either basket component, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on the historical information included in this pricing supplement.

The early redemption payment will be based on the performance of the basket on the first determination date, calculated as described herein. If, however, a scheduled determination date is not an index business day, such determination date will be postponed to the next index business day. In addition, if a market disruption event occurs on any determination date with respect to either basket component, the index closing value for that basket component only will be determined on the next index business day on which no market disruption event occurs with respect to that basket component. The determination of the index closing values for the unaffected basket components will not be postponed. If, due to a market disruption event or otherwise, the index closing value for either basket component is determined on or after the scheduled index business day immediately prior to a scheduled maturity date or early redemption date, as applicable, the maturity date or early redemption date, as applicable, will be postponed until the second business day following the date on which the index closing value has been determined for every basket component. See the sections of this pricing supplement entitled “Terms—Maturity Date” and “—Determination Dates.”

Investing in the securities is not equivalent to investing in the basket or in any of the basket components.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the basket components or any stocks that constitute the basket components. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any stocks that constitute the basket components. In addition, you do not have the right to exchange your securities for the basket components at any time.

Morgan Stanley & Co. LLC will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value for each basket component, the multiplier for each basket component, the final basket value, the basket value on the first determination date, whether the securities will be automatically redeemed following any determination date, the basket performance factor, if applicable, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-32.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more	The securities are senior unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series information on the securities

A medium-term note program in the accompanying prospectus supplement dated April 8, 2026, index supplement Dated April 8, 2026, tax supplement dated April 8, 2026 and prospectus dated April 8, 2026. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Terms.” You should also read the “Additional Information About the Securities” section. You should also read about the material risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities – Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The below examples are based on the following terms:

Initial Basket Value:	100.00
Downside Threshold Level:	75.00, which is 75% of the initial basket value
Stated Principal Amount:	$1,000 per security
Hypothetical Early Redemption Payment:	The hypothetical early redemption payment will be an amount in cash per stated principal amount, as follows:
	●1st determination date:	$1,150
	No further payments will be made on the securities once they have been redeemed.
Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

●If the final basket value is greater than or equal to the initial basket value:

$1,000 + ($1,000 × basket percent change × 161.50%)

●If the final basket value is less than the initial basket value but greater than or equal to the downside threshold level:

$1,000

●If the final basket value is less than its downside threshold level:

$1,000 × (basket performance factor)

Under these circumstances, you will lose a significant portion or all of your investment.

In Example 1, the basket value is greater than or equal to the initial basket value on the first determination date. Because the basket value is greater than or equal to the initial basket value on the first determination date, the securities are automatically redeemed following that determination date. In Examples 2, 3 and 4, the basket value is less than the initial basket value on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 – In this example, on the first determination date, the basket value is greater than or equal to the initial basket value. Therefore, the securities are automatically redeemed on the first early redemption date. Investors will receive $1,150 per security on the related early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in any appreciation in the basket components.

Example 2 – In this example, the basket value is below the initial basket value on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the basket value has appreciated 50% from the initial basket value. At maturity, investors receive the stated principal amount plus a return reflecting 161.50% of the appreciation of the basket value. The payment at maturity would be calculated as $1,000 + [$1,000 × ((150.00 - 100.00) / 100.00) × 161.50%] = $1,807.50.

Example 3 – In this example, the basket value is below the initial basket value on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value is below the initial basket value but at or above the downside threshold level, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per security.

Example 4 – In this example, the basket value is below the initial basket value on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value is 50.00, which is below the downside threshold level. Accordingly, investors are fully exposed to the negative performance of the basket over the term of the securities, and will receive a payment at maturity that is significantly less than the stated principal amount of the securities. The payment at maturity would be calculated as $1,000 × (50.00 / 100.00)= $500.

If the securities are not automatically redeemed prior to maturity and the final basket value is less than the downside threshold level, you will lose a significant portion or all of your investment in the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest or the return of any principal at maturity. Investing in the securities is not equivalent to directly investing in the basket components. This section describes the material risks relating to the securities. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any principal at maturity

The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of any principal at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final basket value is less than the downside threshold level, you will be exposed to the decline in the value of the basket as compared to the initial basket value, on a 1-to-1 basis, and the payment at maturity will represent a loss of at least 25% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment

If the basket value closes at or above the initial basket value on the first determination date, the securities will be automatically redeemed. In this scenario, the appreciation potential of the securities is limited to the fixed early redemption payment, and no further payments will be made on the securities once they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will not participate in any appreciation in the basket components, which could be significant. Moreover, the fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the basket had the securities not been automatically redeemed and instead remained outstanding until maturity.

The automatic early redemption feature may limit the term of your investment to approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

●the performance of each of the basket components at any time and, in particular, on any determination date;

●the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket components;

●interest and yield rates in the market;

●geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the basket components or stock markets generally and which may affect the final basket value;

●the time remaining until the next determination date and the maturity of the securities;

●the composition of the basket components and changes in the constituent stocks of such basket components; and

●any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the value of the basket has been near or below the downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

The securities will not be listed and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 5-year term of the securities

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities

You are dependent on our ability to pay all amounts due on the securities upon an automatic early redemption or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the basket components or any stocks that constitute the basket components. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any stocks that constitute the basket components.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

As calculation agent, MS & Co. will determine the initial basket value, the downside threshold level, the final basket value, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms—Final Basket Value,” “—Determination Dates,” “—Index Closing Value,” “—Index Business Day,” “—Calculation Agent,” “—Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “—Discontinuance of a Basket Component; Alteration of Method of Calculation” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the stocks that constitute the basket components and in options contracts on the basket components, as well as in other instruments related to the basket components or their component stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values of the basket components, and, therefore, could increase the prices at or above which the basket components must close on the final determination date (if the securities are not called) so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity and the amount of cash you receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Basket Components

Changes in the value of one basket component may offset changes in the value of the other

Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on any determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket component. This will be further impacted by the different weightings of the Underliers in the Basket. Changes in the more heavily weighted Underliers will have a greater impact on the value of the Securities than changes in the lower weighted Underliers. If the Final Basket Level is less than the Downside Threshold, you will receive at maturity an amount that is significantly less than the amount of your original investment in the Securities, and which could be zero. For further information on each of the basket components, please see the sections of this pricing supplement entitled “Additional Information About the Securities—The EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index”. You can review the historical index closing values for each of the basket components for each calendar quarter in the period from January 1, 2021 through April 27, 2026 in “Additional Information About the Securities––Historical Information” beginning on PS-29. You cannot predict the future performance of either basket component, or of the basket as a whole, or whether an increase in the value of a basket component will be offset by a decrease in the value of the other basket component, based on the historical information included in this pricing supplement.

Adjustments to the basket components could adversely affect the value of the securities

The publisher of each of the RTY Index or the MID Index may add, delete or substitute the stocks constituting such basket component or make other methodological changes that could change the value of such basket component. The publisher of each of the RTY Index or the MID Index may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

There are risks associated with investments in securities linked to the value of foreign equity securities

The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Underliers are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Governmental regulatory actions could result in material changes to the composition of the Underliers and could negatively affect your return on the Securities

Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underliers, depending on the nature of such governmental regulatory actions and the Underlier constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlier constituent stocks that have (or historically have had) significant weights within the applicable

Underlier, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlier and, therefore, your return on the Securities.

TERMS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 stated principal amount of our Auto-Callable Trigger PLUS due May 5, 2031 Based on the Performance of an Unequally Weighted Basket Composed of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index. We refer to each index composing the basket individually as a “Basket Component” and collectively as the “Basket Components.”

Aggregate Principal Amount  $

Original Issue Date (Settlement Date)  May 5, 2026

Pricing Date  April 30, 2026

Maturity Date  May 5, 2031, subject to extension in accordance with the following paragraph in the event of non-Index Business Days or a Market Disruption Event with respect to a Basket Component on the Final Determination Date.

If, due to non-Index Business Days, a Market Disruption Event or otherwise, the Final Determination Date for a Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Final Determination Date as postponed, and no adjustment will be made to any payment made on that postponed date. See “––Determination Dates” below.

Stated Principal Amount  $1,000 per Security

Issue Price  $1,000 per Security

Denominations  $1,000 and integral multiples thereof

CUSIP Number  61781FLJ0

ISIN  US61781FLJ02

Minimum Purchase  1 Security

Specified Currency  U.S. dollars

Basket Value  The Basket Value on any day equals the sum of the products of (i) the Index Closing Value for each Basket Component on such day and (ii) the Multiplier for such Basket Component on such day.

Early Redemption  If, on the first Determination Date occurring on May 7, 2027, the Basket Value is greater than or equal to the Initial Basket Value, the Securities will be automatically redeemed, in whole and not in part, for the applicable Early Redemption Payment on the related Early Redemption Date following such Determination Date (as may be postponed pursuant to “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed pursuant to “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the applicable Early Redemption Payment to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Early Redemption Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Date  As set forth under “Terms–Determination Dates, Early Redemption Date and Early Redemption Payment” below; provided that if any such day is not a Business Day, the Securities will be redeemed on the next succeeding Business Day and no adjustment will be made to any Early Redemption Payment made on that succeeding Business Day.

Early Redemption Payment  The Early Redemption Payment will equal an amount in cash for each $1,000 Stated Principal Amount of Securities of $1,150, as set forth under “Determination Dates, Early Redemption Date and Early Redemption Payment” below.

Payment at Maturity  If the Securities have not previously been automatically redeemed, investors will receive for each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

●if the Final Basket Value is greater than or equal to the Initial Basket Value, the sum of (i) the Stated Principal Amount and (ii) the Stated Principal Amount multiplied by the Basket Percent Change and 161.50%; or

●if the Final Basket Value is less than the Initial Basket Value but is greater than or equal to the Downside Threshold Level, the Stated Principal Amount; or

●if the Final Basket Value is less than the Downside Threshold Level, (i) the Stated Principal Amount multiplied by (ii) the Basket Performance Factor.

If the Basket declines to below 75% of the Initial Basket Value, you will be exposed to the full decline on a 1-to-1 basis, and you will lose more than 25%, and possibly all, of your investment.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket  The Basket is composed of five indices. See “—Basket Components” below.

Basket Components  The following table sets forth the Basket Components along with the Bloomberg ticker symbol for each Basket Component, the percentage of the Initial Basket Value represented by such Basket Component, the Initial Index Value for each Basket Component and the initial Multiplier for such Basket Component, as calculated on the Pricing Date.

Basket Component	Bloomberg Ticker Symbol*	Percentage of Initial Basket Value	Initial Index Value**	Multiplier**
EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40%
Nikkei Stock Average (the “NKY Index”)	NKY	25%
FTSE® 100 Index (the “UKX Index”)	UKX	17.5%
Swiss Market Index® (the “SMI Index”)	SMI	10%
S&P®/ASX 200 Index (the “AS51 Index”)	AS51	7.5%

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each Basket Component, the Initial Index Value and the Multiplier will be determined on the Pricing Date and will be set forth in the final pricing supplement.

Multiplier  The initial Multiplier for each Basket Component will be set on the Pricing Date, based on such Basket Component’s respective Index Closing Value on such date, so that each Basket Component will be reflected in the predetermined Initial Basket Value of 100 in accordance with its percentage weighting within the Basket. The Multiplier for each Basket Component will remain constant for the term of the Securities.

Basket Percent Change  A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor  A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value  100, which will be equal to the sum of the products of (i) the Index Closing Value of each Basket Component on the Pricing Date and (ii) the Multiplier for such Basket Component on such date, as determined by the Calculation Agent.

Final Basket Value  The Basket Value on the Final Determination Date, as determined by the Calculation Agent.

Downside Threshold Level  75, which is 75% of the Initial Basket Value.

Initial Index Value  For each Basket Component, the Index Closing Value for such Basket Component on the Pricing Date.

Business Day  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Determination Dates  As set forth below, subject to postponement for non-Index Business Days and certain Market Disruption Events. We also refer to April 30, 2031, the third scheduled Business Day prior to the scheduled Maturity Date, as the Final Determination Date.

Determination Dates, Early Redemption Date and Early Redemption Payment

Determination Dates	Early Redemption Date	Early Redemption Payment (per $1,000 Security)
May 7, 2027	May 12, 2027	$1,150
April 30, 2031 (Final Determination Date)	See “Maturity Date” above.	See “Payment at Maturity” above.

If any scheduled Determination Date is not an Index Business day with respect to a Basket Component or if there is a market disruption event with respect to such Basket Component on such day, the Determination Date for that Basket Component only shall be the next succeeding Index Business Day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive Index Business Days immediately succeeding such scheduled Determination Date, then (i) such fifth succeeding Index Business Day shall be deemed to be the relevant Determination Date for such affected Basket Component notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth Index Business Day on which a market disruption event occurs, the Calculation Agent shall determine the Index Closing Value of such Basket Component on such fifth Index Business Day in accordance with the formula for and method of calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Basket Component.

Index Closing Value  With respect to the SX5E Index, the NKY Index, the UKX Index, the SMI Index and the AS51 Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the official closing value of the MID Index, or any Successor Index (as defined under “Discontinuance of a Basket Component; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Basket Component Publisher for the MID Index, as determined by the Calculation Agent. In certain circumstances, the Index Closing Value for the MID Index will be based on the alternate calculation of the MID Index as described under “Discontinuance of a Basket Component; Alteration of Method of Calculation” below

Basket Component Publisher  With respect to SX5E Index, STOXX® Limited or any successor thereof

With respect to the NKY Index, Nikkei Inc. or any successor thereof

With respect to the UKX Index, FTSE Russell or any successor thereof

With respect to the SMI Index, SIX Group Ltd., or any successor thereof

With respect to the AS51 Index, S&P® Dow Jones Indices LLC, or any successor thereof

Index Business Day  With respect to each Basket Component, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for such Basket Component, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Senior Note or Subordinated Note  Senior

Trustee  The Bank of New York Mellon

Agent  MS & Co.

Calculation Agent  MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on investors in the Securities, the Trustee and the Issuer.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Component or whether a Market Disruption Event has occurred. See “Market Disruption Event” and “Discontinuance of a Basket Component; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event  “Market Disruption Event” means, with respect to a Basket Component:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Basket Component (or a Successor Index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Basket Component (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Basket Component (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Component with respect to the Securities.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on or exchange-traded funds on such Basket Component by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts or exchange-traded funds related to such Basket Component and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Basket Component are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange  Relevant Exchange means the primary exchange or market of trading for a Basket Component.

Alternate Exchange Calculation

in Case of an Event of Default  If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

●the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the

Final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer Notices to Registered Security

Holders, the Trustee and the Depositary  In the event that the Maturity Date is postponed due to postponement of the Final Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the final Determination Date as postponed.

In the event that the Securities are subject to Early Redemption, the issuer shall, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption and the Early Redemption Payment, including specifying the payment date of the amount due upon the Early Redemption, (x) to each registered holder of the Securities by mailing notice of such Early Redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the Early Redemption Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the depositary, as holder of the Securities. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the depositary, as holder of the Securities, on the Maturity Date.

Discontinuance of a Basket Component;

Alteration of Method of Calculation  If a Basket Component Publisher discontinues publication of the relevant Basket Component and such Basket Component Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value for the discontinued index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value for such Basket Component is to be determined, and, to the extent the Index Closing Value of such Successor Index differs from the Index Closing Value of the relevant Basket Component at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent to the relevant Initial Index Value.

  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

  If a Basket Component Publisher discontinues publication of the relevant Basket Component or a Successor Index prior to, and such discontinuance is continuing on, any observation date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation

Agent will determine the Index Closing Value for such Basket Component for such date. The Index Closing Value of such Basket Component or such Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Basket Component may adversely affect the value of the Securities.

If at any time, the method of calculating a Basket Component or any Successor Index, or the value thereof, is changed in a material respect, or if a Basket Component or any Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Basket Component is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Basket Component or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to such Basket Component or such Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Component or any Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such Basket Component), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Component or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Listing  The Securities will not be listed on any securities exchange.

Minimum Ticketing Size  $1,000 / 1 Security

Book Entry Note or Certificated Note  Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

The EURO STOXX 50® Index  The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index represent the performance of the 50 largest companies among the 20 STOXX® supersectors in terms of free float market capitalization, which includes stocks selected from 8 Eurozone countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The Nikkei Stock Average  The Nikkei Stock Average, which we also refer to as the Nikkei 225 Index, is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei. The Nikkei Stock Average measures the composite price performance of 225 underlying stocks, which represent a broad cross-section of Japanese industries, trading on the Prime Market of the Tokyo Stock Exchange (the “TSE”). Stocks must be listed on the Prime Market of the TSE in order to be included in the Nikkei 225 Index. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei Stock Average in 1970. The 225 companies included in the Nikkei Stock Average are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities. For additional information about the Nikkei 225 Index, see the information set forth under “Nikkei Stock Average” in the accompanying index supplement.

The FTSE® 100 Index  The FTSE® 100 Index, which is calculated, published and disseminated by FTSE Russell, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

The Swiss Market Index®  The Swiss Market Index® (“SMI®”) represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

The S&P®/ASX 200 Index  The S&P®/ASX 200 Index is Australia’s large capitalization tradable equity index and Australia’s institutional benchmark. The S&P®/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. For additional information about the S&P®/ASX 200 Index, see the information set forth under “S&P®/ASX 200 Index” in the accompanying index supplement.

Historical Information  The graph below illustrates the performance of the Basket from January 1, 2021 through April 27, 2026, assuming the Basket Components are weighted as set forth herein and that the value of the Basket on January 1, 2021 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the Basket Components and the effect of the offset and/or correlation among the Basket Components during the same period. You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether an increase in the price of any of the Basket Components will be offset by a decrease in the price of any of the other Basket Components, based on their historical performance.  Past performance of the Basket is not indicative of the future performance of the Basket.

Historical Performance of the Basket

January 1, 2021 to April 27, 2026

The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2021 through April 27, 2026. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On April 27, 2026, the Index Closing Value for the SX5E Index was 5,860.32, the Index Closing Value for the NKY Index was 60,537.36, the Index Closing Value for the UKX Index was 10,321.09, the Index Closing Value for the SMI Index was 13,165.23 and the Index Closing Value for the AS51 Index was 8,766.355. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance as to the Basket Value on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if the Final Basket Value is less than the Downside Threshold Level, you will be exposed to the decline in the value of the Basket on a 1-to-1 basis, and the Payment at Maturity will represent a loss of at least 25% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. We cannot give you any assurance that the Securities will be redeemed prior to maturity, and you could lose your entire initial investment in the Securities. The Basket Components may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen.

EURO STOXX 50® Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2021 through April 27, 2026

SX5E Index	High	Low	Period End
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,318.20	3,793.62
2023
First Quarter	4,315.05	3,793.62	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter	5,083.42	4,403.08	5,083.42
Second Quarter	5,100.90	4,839.14	4,894.02
Third Quarter	5,067.45	4,571.60	5,000.45
Fourth Quarter	5,041.01	4,729.71	4,895.98
2025
First Quarter	5,540.69	4,871.45	5,248.39
Second Quarter	5,454.65	4,622.14	5,303.24
Third Quarter	5,529.96	5,165.60	5,529.96
Fourth Quarter	5,796.22	5,515.09	5,791.41
2026
First Quarter	6,173.32	5,501.28	5,569.73
Second Quarter (through April 27, 2026)	6,057.71	5,633.22	5,860.32

Historical Daily Index Closing Values of the EURO STOXX 50® Index

January 1, 2021 through April 27, 2026

Nikkei Stock Average

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2021 through April 27, 2026

NKY Index	High	Low	Period End
2021
First Quarter	30,467.75	27,055.94	29,178.80
Second Quarter	30,089.25	27,448.01	28,791.53
Third Quarter	30,670.10	27,013.25	29,452.66
Fourth Quarter	29,808.12	27,528.87	28,791.71
2022
First Quarter	29,332.16	24,717.53	27,821.43
Second Quarter	28,246.53	25,748.72	26,393.04
Third Quarter	29,222.77	25,935.62	25,937.21
Fourth Quarter	28,383.09	25,937.21	26,094.50
2023
First Quarter	28,623.15	25,716.86	28,041.48
Second Quarter	33,706.08	27,472.63	33,189.04
Third Quarter	33,753.33	31,450.76	31,857.62
Fourth Quarter	33,681.24	30,526.88	33,464.17
2024
First Quarter	40,888.43	33,288.29	40,369.44
Second Quarter	39,838.91	37,068.35	39,583.08
Third Quarter	42,224.02	31,458.42	37,919.55
Fourth Quarter	40,281.16	37,808.76	39,894.54
2025
First Quarter	40,083.30	35,617.56	35,617.56
Second Quarter	40,487.39	31,136.58	40,487.39
Third Quarter	45,754.93	39,459.62	44,932.63
Fourth Quarter	52,411.34	44,550.85	50,339.48
2026
First Quarter	58,850.27	50,339.48	51,063.72
Second Quarter (through April 27, 2026)	60,537.36	52,463.27	60,537.36

Historical Daily Index Closing Values of the Nikkei Stock Average

January 1, 2021 through April 27, 2026

FTSE® 100 Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2021 through April 27, 2026

UKX Index	High	Low	Period End
2021
First Quarter	6,873.26	6,407.46	6,713.63
Second Quarter	7,184.95	6,737.30	7,037.47
Third Quarter	7,220.14	6,844.39	7,086.42
Fourth Quarter	7,420.69	6,995.87	7,384.54
2022
First Quarter	7,672.40	6,959.48	7,515.68
Second Quarter	7,669.56	7,016.25	7,169.28
Third Quarter	7,550.37	6,881.59	6,893.81
Fourth Quarter	7,573.05	6,826.15	7,451.74
2023
First Quarter	8,014.31	7,335.40	7,631.74
Second Quarter	7,914.13	7,446.14	7,531.53
Third Quarter	7,731.65	7,256.94	7,608.08
Fourth Quarter	7,733.24	7,291.28	7,733.24
2024
First Quarter	7,952.62	7,446.29	7,952.62
Second Quarter	8,445.80	7,820.36	8,164.12
Third Quarter	8,379.64	8,008.23	8,236.95
Fourth Quarter	8,385.13	8,025.77	8,173.02
2025
First Quarter	8,871.31	8,173.02	8,582.81
Second Quarter	8,884.92	7,679.48	8,760.96
Third Quarter	9,350.43	8,774.69	9,350.43
Fourth Quarter	9,940.71	9,354.57	9,931.38
2026
First Quarter	10,910.55	9,894.15	10,176.45
Second Quarter (through April 27, 2026)	10,667.63	10,321.09	10,321.09

Historical Daily Index Closing Values of the FTSE® 100 Index

January 1, 2021 through April 27, 2026

Swiss Market Index®

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2021 through April 27, 2026

SMI Index	High	Low	Period End
2021
First Quarter	11,121.42	10,522.22	11,047.37
Second Quarter	12,028.45	10,970.93	11,942.72
Third Quarter	12,545.35	11,485.58	11,642.45
Fourth Quarter	12,970.53	11,569.39	12,875.66
2022
First Quarter	12,939.17	11,057.06	12,161.53
Second Quarter	12,528.61	10,451.31	10,741.21
Third Quarter	11,202.66	10,072.62	10,267.55
Fourth Quarter	11,238.20	10,199.32	10,729.40
2023
First Quarter	11,435.99	10,516.40	11,106.24
Second Quarter	11,595.25	11,073.48	11,280.29
Third Quarter	11,373.21	10,839.06	10,963.50
Fourth Quarter	11,209.95	10,323.71	11,137.79
2024
First Quarter	11,790.46	11,091.58	11,730.43
Second Quarter	12,254.76	11,196.67	11,993.83
Third Quarter	12,451.48	11,510.46	12,168.87
Fourth Quarter	12,326.76	11,384.92	11,600.90
2025
First Quarter	13,166.68	11,600.90	12,598.12
Second Quarter	12,686.62	10,887.73	11,921.46
Third Quarter	12,383.47	11,755.32	12,109.42
Fourth Quarter	13,267.48	12,234.50	13,267.48
2026
First Quarter	14,014.30	12,320.99	12,776.79
Second Quarter (through April 27, 2026)	13,426.72	12,790.35	13,165.23

Historical Daily Index Closing Values of the Swiss Market Index®

January 1, 2021 through April 27, 2026

S&P®/ASX 200 Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2021 through April 27, 2026

AS51 Index	High	Low	Period End
2021
First Quarter	6,917.274	6,587.096	6,790.667
Second Quarter	7,386.174	6,828.694	7,313.023
Third Quarter	7,628.923	7,196.713	7,332.159
Fourth Quarter	7,513.373	7,185.545	7,444.642
2022
First Quarter	7,589.757	6,838.282	7,499.588
Second Quarter	7,592.790	6,433.368	6,568.063
Third Quarter	7,127.684	6,462.027	6,474.198
Fourth Quarter	7,354.418	6,456.866	7,038.688
2023
First Quarter	7,558.108	6,898.507	7,177.754
Second Quarter	7,381.515	7,078.654	7,203.299
Third Quarter	7,455.917	7,004.033	7,048.637
Fourth Quarter	7,614.278	6,772.927	7,590.818
2024
First Quarter	7,896.858	7,346.477	7,896.858
Second Quarter	7,896.858	7,567.283	7,767.470
Third Quarter	8,269.830	7,649.556	8,269.830
Fourth Quarter	8,495.217	8,066.962	8,159.143
2025
First Quarter	8,555.806	7,749.066	7,843.424
Second Quarter	8,592.103	7,343.255	8,542.270
Third Quarter	9,019.088	8,538.580	8,848.774
Fourth Quarter	9,094.711	8,416.501	8,714.308
2026
First Quarter	9,200.890	8,365.916	8,481.775
Second Quarter (through April 27, 2026)	8,978.689	8,579.494	8,766.355

Historical Daily Index Closing Values of the S&P®/ASX 200 Index

January 1, 2021 through April 27, 2026

Use of Proceeds and Hedging  The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the Basket Components or in options contracts on the Basket Components or the component stocks of the Basket Components that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Index Values of the Basket Components, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Dates so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling Basket Components, futures or options contracts on the Basket Components that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Securities and the Payment at Maturity, if any.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15 for each Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $2.70 for each Trigger PLUS. The costs included in the original issue price of the Trigger PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable,

hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

United States federal

income tax considerations You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.